Exhibit (d)(v)

Scudder Investors Funds, Inc.

SUB-ADVISORY AGREEMENT

Agreement made as of August 20, 2004, between DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the ‘Investment Advisor’) and DEUTSCHE ASSET MANAGEMENT (JAPAN) LIMITED, a company organized under the laws of Japan (hereinafter called the ‘Sub-Advisor’).

W I T N E S S E T H:

WHEREAS, the Investment Advisor has entered into an Investment Management Agreement dated as of August 20, 2004 (the ‘Investment Advisory Agreement’) with Scudder Investors Funds, Inc., an open-end management investment company registered under the Investment Company Act of 1940, as amended (the ‘1940 Act’) and a Maryland corporation (the ‘Corp’) on behalf of one sub-trust named herein (such sub-trust, together with each sub-trust hereafter established by the Board of Directors of the Corp (the ‘Board of Directors’) and made subject to this Agreement in accordance with Section 11 hereof, individually a ‘Fund’ and collectively, the ‘Funds’), pursuant to which the Investment Advisor will act as investment advisor to the sub-trusts named in the Investment Advisory Agreement;

WHEREAS, the Investment Advisory Agreement contemplates that the Investment Advisor may appoint a sub-advisor to perform certain services relating to the management of the investment operations of the sub-trusts of the Corp, and the Sub-Advisor is willing to render such investment advisory services to the respective Funds designated herein; and

WHEREAS, the Sub-Advisor is registered as an investment advisor under the Investment Advisers Act of 1940.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1.     The Investment Advisor hereby appoints the Sub-Advisor to act as sub-advisor to the Funds set forth under its name on Schedule A and for the period and on the terms set forth in this Agreement. The Sub-Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.     Subject to the general supervision of the Board of Directors and the Investment Advisor, the Sub-Advisor shall manage the investment operations of each Fund and the composition of each Fund’s holdings of securities and other investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with such Fund’s investment objective and policies as stated in the Registration Statement (as defined in paragraph 3(d) of this Agreement) and subject to the following understandings:

(a)

The Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation and By-Laws of the Corp and the Registration Statement and with the instructions and directions of the Board of Directors, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

(b)	the Sub-Advisor shall use the same skill and care in the management of each Fund’s investments as it uses in the administration of other accounts for which it has investment responsibility as agent;
(c)

the Sub-Advisor shall determine the securities or other investments to be purchased, sold or lent by the Fund and as agent for each Fund will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, including a broker affiliated with the Sub-Advisor; in placing orders with brokers and/or dealers the Sub-Advisor intends to seek best price and execution for purchases and sales; the Sub-Advisor shall also determine whether or not a Fund shall enter into repurchase or reverse repurchase agreements;

On occasions when the Sub-Advisor deems the purchase or sale of a security or other investment to be in the best interest of a Fund as well as other customers of the Sub-Advisor, the Sub-Advisor may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased on behalf of such Fund and such other customer of the Sub-Advisor in order to obtain best execution, including lower brokerage commissions, if applicable. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to a Fund;

(d)

the Sub-Advisor shall maintain a set of books and records with respect to each Fund’s securities transactions as required by the Advisers Act and other applicable laws and regulations and shall render to the Board of Directors such periodic and special reports as the Board of Directors may reasonably request; and

(e)	the services of the Sub-Advisor to the Corp under this Agreement are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar services to others.

Notwithstanding the foregoing, the Sub-Advisor is not authorized, and shall not be deemed to have assumed any duties under this Agreement, to make any business, operational or management decisions on behalf of the Corp or any Fund other than with respect to the investment operations and composition of a Fund’s holdings of securities and other investments as set forth herein.

3.     The Investment Advisor has delivered copies of each of the following documents to the Sub-Advisor and will promptly notify and deliver to it all future amendments and supplements, if any:

(a)	Articles of Incorporation of the Corp (such Articles of Incorporation, as presently in effect and as amended from time to time, is herein called the ‘Articles of Incorporation’);
(b)	By-Laws of the Corp (such By-Laws, as presently in effect and as amended from time to time, are herein called the ‘By-Laws’);
(c)	Certified resolutions of the Board of Directors authorizing the appointment of the Investment Advisor and approving the form of this Agreement;
(d)

The Corp’s Notification of Registration on Form N-8A under the 1940 Act, its Registration Statement on Form N-1A under the 1940 Act (File No. 811-8375) and the Registration Statement on Form N-lA of Deutsche Investors Funds, Inc. (File No. 333-07008) under the Securities Act of 1933, as amended, and the 1940 Act, as filed with the Securities and Exchange Commission (the ‘Commission’) on May 23, 1997, including all amendments thereto (together with the Registration Statement of the Corp, the ‘Registration Statement’).

4.     The Sub-Advisor shall keep the books and records required to be maintained by it pursuant to paragraph 2(e) of this Agreement. The Sub-Advisor agrees that all records that it maintains for the Corp are the property of the Corp and it will promptly surrender any of such records to the Corp or to the Investment Advisor upon request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Investment Advisor with respect to the Funds by Rule 31a-2 of the Commission under the 1940 Act.

5.     During the term of this Agreement, the Sub-Advisor will pay all expenses, including personnel costs and overhead, incurred by it in connection with its activities under this Agreement, other than the cost of securities and investments purchased or sold for the Funds (including taxes and brokerage commissions, if any) and extraordinary expenses.

6.     The Investment Advisor shall continue to have responsibility for all services to be provided to the Funds pursuant to the Investment Advisory Agreement and shall oversee and review the Sub-Advisor’s performance of its duties under this Agreement.

7.     Compensation. For the services provided and the expenses borne pursuant to this Agreement, the Investment Advisor will pay to the Sub-Advisor, each quarter and as full compensation therefore, 50 per cent of the total (net) investment advisory fees received by the Investment Advisor from the Funds. The investment advisory fees are calculated daily and payable monthly in arrears to the Investment Advisor.

Subject to the provisions of this Agreement, the duties of the Sub-Advisor, the portion of Fund assets that such Sub-Advisor shall manage and the fees to be paid to the Sub-Advisor by the Investment Advisor under and pursuant to this Agreement or other arrangement entered into in accordance with this Agreement may be adjusted from time to time by the Investment Advisor , subject to the prior approval of the members of the Board of Directors who are not ‘interested persons’, as defined in the 1940 Act.

8.     The Sub-Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Advisor, the Corp or any Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9.     This Agreement shall continue in effect until the date two years after the date of its execution and shall continue in effect from year to year thereafter with respect to each Fund if such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Corp in its entirety or with respect to any Fund, at any time, without the payment of any penalty, (a) by the Investment Advisor, or (b) by the Corp, by vote of a majority of all the Board of Directors or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Corp or such Fund, as the case may be, in each case on 60 days’ written notice to the Sub-Advisor, or by the Sub-Advisor with respect to its respective Funds, at any time, without the payment of any penalty, on 60 days’ written notice to the Investment Advisor and to the Corp. This Agreement will automatically and immediately terminate in the event of its ‘assignment’ (as defined in the 1940 Act) or upon termination of the Investment Advisory Agreement.

10.   The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors and the Investment Advisor from time to time, have no authority to act for or represent the Corp or any Fund in any way or otherwise be deemed an agent of the Corp or any Fund.

11.   This Agreement may be amended by the mutual consent of the parties. Any such amendment shall also require the consent of the Corp, which must be approved (a) by vote of a majority of those Directors of the Corp who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Corp or, in the case of any such amendment affecting only one or several Funds, a majority of the outstanding voting securities of each such Fund. In the event that the Board of Directors establish one or more additional sub-trusts with respect to which they retain the Investment Advisor to act as investment advisor, the Investment Advisor and the Sub-Advisor may amend Schedule A hereto to add each such sub-trust and specify the fee payable to the Sub-Advisor in respect thereof, in which event such sub-trust shall become subject to the provisions of this Agreement and be deemed a ‘Fund’ hereunder to the same extent as the existing Funds, except to the extent that such provisions may be modified with respect to any additional Fund in writing by the Investment Advisor and the Sub-Advisor at the time of the addition of the Fund.

12.   Notices of any kind to be given hereunder shall be in writing and shall be duly given if mailed or delivered as follows: (a) to the Sub-Advisor at Sanno Park Tower, 2-11-1, Nagata-Cho, Chiyoda-Ku, Tokyo, Japan 100-6173, Attention: President, with a copy to the Investment Advisor; (b) to the Investment Advisor at 280 Park Avenue, New York, New York 10017, Attention: President; (c) to the Corp at 1 South Street, Baltimore, MD 21201; or (d) at such other address or to such other individual as any of the foregoing shall designate by notice to the others.

13.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

14.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

DEUTSCHE ASSET MANAGEMENT, INC.

By: /s/ A. Thomas Smith

Name: A. Thomas Smith

Title: Secretary & Chief Legal Officer

DEUTSCHE ASSET MANAGEMENT (JAPAN) LIMITED

By: /s/ Gary M. Lane

Name: Gary M. Lane

Title: Chief Administrative Officer

Date: 11.22.05

Acknowledged and Confirmed.

SCUDDER INVESTORS FUNDS, INC	By: /s/ Tsukasa Sekizaki
By: /s/ John Millette	Name: Tsukasa Sekizaki
Name: John Millette	Title: President
Title: Vice President & Secretary	Date: 11.22.05

Schedule A

Fund	Net Assets	Sub-Advisory Fee
Japanese Equity Fund	Net Assets of the Fund advised by the Sub-Advisor	0.50 of the Advisory Fee